Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Regulation Statement under the Securities Act of 1933 on Form S-1/A of Certiplex Corporation. of our report dated May 2, 2024, relating to the audited balance sheets of Certiplex Corporation as of December 31, 2023 and 2022, and the related statements of operations, changes in stockholders’ equity and cash flows for the years then ended, as well as our report dated August 4, 2023, relating to the audited balance sheets of Certiplex Corporation as of December 31, 2022 and 2021, and the related statements of operations, changes in stockholders’ equity and cash flows for the years then ended.

/s/ Accell Audit & Compliance, P.A.

Tampa, Florida

June 24, 2024